As filed with the Securities and Exchange Commission on December 10, 2021.

Registration No. 333-163251

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FLOWSERVE CORPORATION

(Exact name of registrant as specified in its charter)

NEW YORK	31-0267900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5215 N. O’Connor Boulevard, Suite 700 Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 443-6500

(Registrant’s telephone number, including area code)

Flowserve Corporation Equity and Incentive Compensation Plan

Flowserve Corporation 2020 Long-Term Incentive Plan

(Full title of the plans)

Lanesha Minnix

Senior Vice President and Chief Legal Officer

Flowserve Corporation

5215 N. O’Connor Boulevard, Suite 700

Irving, Texas 75039

(Name and address of agent for service)

(972) 443-6500

(Telephone number, including area code, of agent for service)

with a copy to:

Krista Hanvey

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201

(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On November 20, 2009, Flowserve Corporation (the “Company,” “Flowserve,” “we,” “us” or “our”) filed a registration statement on Form S-8 (Registration No. 333-163251) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 2,900,000 shares of common stock, $1.25 par value per share, of the Company (the “Common Stock”), pursuant to the Flowserve Corporation Equity and Incentive Compensation Plan (the “Prior Plan”). On June 24, 2013, the Company effected a three-for-one stock split of the Common Stock and the number of shares of Common Stock covered by and registered for issuance under the Prior Plan increased from 2,900,000 shares of Common Stock to 8,700,000 shares of Common Stock.

On May 23, 2019, the shareholders of the Company approved the Flowserve Corporation 2020 Long-Term Incentive Plan (the “2020 Plan”), which became effective on January 1, 2020 (the “Effective Date”). The 2020 Plan provides that: (i) no new awards may be granted under the Prior Plan as of the Effective Date (although awards granted under the Prior Plan prior to the Effective Date (“Outstanding Awards”) will remain outstanding in accordance with their terms and those of the Prior Plan); and (ii) shares that remain available for grant under the Prior Plan as of the Effective Date (the “Unused Shares”) plus the shares, which as of the Effective Date, are subject to Outstanding Awards that will expire, be forfeited, be canceled, or be settled in cash in whole or in part after the Effective Date (the “Carryover Shares”) will become available for issuance pursuant to awards granted under the 2020 Plan. Immediately prior to the Effective Date, there remained 1,611,332 Unused Shares and up to 1,805,543 shares of Common Stock subject to Outstanding Awards.

Accordingly, we are filing this Post-Effective Amendment No. 1 to the Registration Statement, pursuant to the Commission’s Compliance and Disclosure Interpretation 126.43 and the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Company to disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, to add the 2020 Plan and reflect that, as of the Effective Date, the previously registered Unused Shares and any Carryover Shares may be issued under the 2020 Plan. This Post-Effective Amendment No. 1 to the Registration Statement amends and supplements the items listed below. No additional shares of Common Stock are being registered hereby. All other items of the Registration Statement are incorporated herein by reference without change.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference the following documents, which we previously filed with the Commission pursuant to Sections 13 or 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a) Our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on February 23, 2021;

(b) Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021, June 30, 2021, and September 30, 2021, filed with the Commission on May  3, 2021, August  5, 2021 and October 27, 2021, respectively;

(c) Our Current Reports on Form 8-K filed with the Commission on February  17, 2021, March  5, 2021, May  25, 2021, September  10, 2021, September 14, 2021 and September  24, 2021; and

(d) The Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 filed as Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Commission on February 18, 2020, including any subsequent amendment or any report filed for the purpose of updating such description.

We incorporate by reference in this registration statement all documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be part hereof from the date such documents are filed. Any statement contained herein or in any document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 721 of the New York Business Corporation Law (the “NYBCL”) provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareowners or directors or by agreement, except that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case the person was serving any other entity in any capacity at the request of the corporation, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him or her in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or, in the case the person was serving any other entity in any capacity at the request of the corporation, not opposed to, the best interests of the corporation. No indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action that is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case where the director or officer has been successful, whether on the merits or otherwise, in defending an action of the character described in Section 722 of the NYBCL. If the director or officer has not been successful or the action is settled, indemnification may be made only if authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723(a) of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify: (1) the corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL; (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL; and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such Article 7, on condition that the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

Article Thirteenth of the Restated Certificate of Incorporation, as amended, of Flowserve provides as follows:

“No director of this corporation shall be personally liable to this corporation or its shareholders for damages for any breach of duty as a director; provided, however, that, to the extent required by applicable law, the foregoing clause shall not apply to any liability of a director if a judgment or other final adjudication adverse to him establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article THIRTEENTH shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification.”

Article IX of Flowserve’s By-laws, as amended and restated, provides that Flowserve shall indemnify and advance expenses to any present or future director or officer from and against any and all liabilities and expenses to the broadest and maximum extent permitted by the NYBCL as the same presently exists or to the greater extent permitted by any amendment thereafter adopted.

Flowserve has entered into indemnification agreements with its directors and officers that provide indemnification to the fullest extent permitted by the NYBCL, as well as certain additional procedural protections. The indemnification agreements provide that directors and officers will be indemnified to the fullest extent permitted by law against all expenses (including attorneys’ fees) and settlement amounts paid or incurred by them in any proceeding as directors or officers of Flowserve, including any action on account of their services as officers or directors of any other company or enterprise when they are serving in such capacities at Flowserve’s request. Flowserve must pay in advance of a final disposition of a proceeding or claim, the expenses incurred by the indemnitee no later than 10 days after receipt of an undertaking by or on behalf of the indemnitee to repay the amount of the expenses to the extent that it is ultimately determined that the indemnitee is not entitled to be indemnified by Flowserve. The indemnification agreements also provide the indemnitee with remedies in the event that Flowserve does not fulfill its obligations under the indemnification agreements.

As permitted by Section 726 of the NYBCL, Flowserve maintains policies of insurance under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against specific expenses in connection with the defense of, and specific liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

The preceding discussion of the NYBCL, Flowserve’s Restated Certificate of Incorporation and By-laws is not intended to be exhaustive and is qualified in its entirety by reference to the NYBCL and such documents.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following are filed as exhibits to this registration statement:

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of Flowserve Corporation, as amended and restated effective May 20, 2021 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 25, 2021).

4.2	Flowserve Corporation By-Laws, as amended and restated effective May 20, 2021 (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on May 25, 2021).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

10.1	Flowserve Corporation 2020 Long-Term Incentive Plan (incorporated herein by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed with the Commission on April 11, 2019)

10.2	Flowserve Corporation Equity and Incentive Compensation Plan (incorporated herein by reference to Appendix A to the Company’s Proxy Statement on Schedule 14A filed with the Commission on April 3, 2009).

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in its opinion filed as Exhibit 5.1 hereto).

24.1*	Powers of Attorney (included on the signature pages hereto).

*	filed herewith

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on this 10th day of December, 2021.

FLOWSERVE CORPORATION

By:	/s/ R. Scott Rowe
R. Scott Rowe
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints R. Scott Rowe and Amy B. Schwetz, severally, each with full power to act alone and without the others, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

NAME	TITLE	DATE

/s/ David E. Roberts David E. Roberts	Non-Executive Chairman of the Board	December 10, 2021

/s/ R. Scott Rowe R. Scott Rowe	President, Chief Executive Officer and Director (Principal Executive Officer)	December 10, 2021

/s/ Amy B. Schwetz Amy B. Schwetz	Vice President, Chief Financial Officer (Principal Financial Officer)	December 10, 2021

/s/ Scott K Vopni Scott K Vopni	Vice President, Chief Accounting Officer (Principal Accounting Officer)	December 10, 2021

/s/ Sujeet Chand Sujeet Chand	Director	December 10, 2021

/s/ Ruby R. Chandy Ruby R. Chandy	Director	December 10, 2021

/s/ Gayla J. Delly Gayla J. Delly	Director	December 10, 2021

/s/ Roger L. Fix Roger L. Fix	Director	December 10, 2021

/s/ John R. Friedery John R. Friedery	Director	December 10, 2021

/s/ John L. Garrison John L. Garrison	Director	December 10, 2021

/s/ Michael C. McMurray Michael C. McMurray	Director	December 10, 2021

/s/ Carlyn R. Taylor Carlyn R. Taylor	Director	December 10, 2021